Exhibit 10.3
Jackson Claborn, Inc.

• Real Estate Consulting and Appraisal Services •
• Plano, Texas • Southlake, Texas •
www.jacksonclaborn.com

Jimmy H. Jackson, MAI Allen W. Gardiner, SRA	David Claborn, MAI Dod W. Clapp, SRA
September 1, 2006
United Development Funding III, L.P.
1702 N. Collins Boulevard
Suite 100
Richardson, Texas 75080

Attn:	Mr. Jeff Shirley, President
UMTH Land Development, L.P.,
It’s general partner
Ladies and Gentlemen:
     You have requested our opinion as an independent advisor (as that term is defined in the Prospectus of United Development Funding III, L.P. dated May 15, 2006) as to the fairness of the terms of that certain limited guaranty dated as of the 1st day of August, 2006 by United Development Funding III, L.P., a Delaware limited partnership, (“UDF III”) for the benefit of United Mortgage Trust, a real estate investment trust organized under the laws of the state of Maryland or its permitted successors and assigns, (the “UDF III Guarantee”) and that certain letter with respect to the Credit Enhancement Fee related to Guaranty of Note by and between United Development Funding, L.P., a Nevada limited partnership, (“UDF”) and United Development Funding III, L.P., a Delaware limited partnership (the “UDF III Credit Enhancement Fee Agreement”).
     We understand that pursuant to the UDF III Guarantee and the UDF III Credit Enhancement Fee Agreement that UDF III will guarantee the repayment of an amount up to $30 Million with respect to that certain Second Amended and Restated Secured Line of Credit Promissory Note between United Mortgage Trust (“UMT”) and UDF, and, in exchange for that guarantee, UDF shall pay UDF III each month in arrears and amount equal to one-quarter of one percent (0.0025%) of the maximum liability amount. We further understand that the UDF III guarantee shall be reduced $1.00 for every $1.00 by which the total partners’ equity of UDF exceeds $30 Million and that as of July 31, 2006, UDF total partners’ equity was $32,522,833.
     We are a full service real estate appraisal and consulting firm. As part of our real estate appraisal and consulting services, we are regularly engaged in the consultation with regard to real estate value and finance.

Headquarters: 5800 W. Plano Parkway • Suite 220 • Plano, Texas 75093 • (972) 732-0051 • FAX (972) 733-1403
Branch Office: 1560 E. Southlake Blvd. • Suite 220 • Southlake, Texas 76092 • (817) 421-3833 • FAX (817) 421-3844

     We are acting as an independent advisor to United Development Funding III, L.P. in connection with the UDF III Guarantee and the UDF III Credit Enhancement Fee Agreement and will receive a fee for our services. The opinion fee is not contingent upon the consummation of the described transaction. In addition, UMTH Land Development, L.P. has agreed to indemnify us for certain liabilities arising out of our engagement.
     In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed the UDF III Guarantee, (ii) reviewed the UDF III Credit Enhancement Fee Agreement, (iii) reviewed the financial statements of UDF for the period ending July 30, 2006; (iv) conducted discussions with members of the senior management of UMT, UDF, and UDF III with respect to the described transaction and the financial outlook of UDF; and (v) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.
     With respect to the data and discussions relating to the business prospects and financial outlook of UDF, we have assumed, at the direction of management of UDF and UDF III and without independent verification, that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the UDF as to the future financial performance of UDF. We have further relied on the assurances of senior management of UDF that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading.
     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by UDF, and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) of UDF, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of UDF. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.
     Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on market, economic, financial, legal and other conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.
     Our opinion expressed herein is provided for the information and assistance of the senior management of UDF III in connection with its consideration of the UDF III Guarantee and the UDF III Credit Enhancement Fee Agreement.

     Our opinion does not address the merits of the underlying decision by UDF III to provide its guarantee in exchange for a fee.
     Our opinion addresses solely the fairness of the terms of the UDF III Guarantee and the UDF III Credit Enhancement Fee Agreement.
     Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, that the terms of the UDF III Guarantee and the UDF III Credit Enhancement Fee Agreement are fair and at least as favorable to UDF III as such transaction with an unaffiliated party in similar circumstances.
Sincerely,
/s/ Jackson Claborn, Inc.
Jackson Claborn, Inc.